Exhibit 4.17

AGREEMENT

THIS AGREEMENT (this "**Agreement**") is made and entered into as of March 10, 2025, by and among Diginex Limited (the "**Company**") and Chardan Capital Markets LLC ("**Chardan**"), each a "Party" and, collectively, the "Parties." This Agreement shall become effective immediately on the date first above written (the "**Effective Time**").

RECITALS:

WHEREAS, as at the date of this Agreement, the Company's ordinary shares are listed and traded on the Nasdaq Capital Market.

WHEREAS, reference is made to the Updated Engagement Letter, dated July 8, 2024 and revised December 16, , 2024 (the "**Updated Engagement Letter**"), which supersedes and replaces the engagement letter dated January 24, 2024 (the "**Prior Engagement Letter**").

WHEREAS, the Company is contemplating certain financing to raise up to $250 million dollars with Nomas Global Investments L.L.C. S.P.C. and Al Noor Legal Consultants FZE primarily in the United Arab Emirates and the Gulf Cooperation Council Region, and/or affiliates linked to His Highness Shaikh Bin Sultan Bin Hamdan Al Nahyan, in connection with a listing of the Company's securities on the Abu Dhabi Exchange (the "**Proposed Transaction**").

WHEREAS, Chardan agrees to waive their "Right of First Refusal" (the "**ROFR**") contained in Paragraph 11 of the Updated Engagement Letter for one time and only with respect to the Proposed Transaction ("**Waive**" or the "**Waiver**").

NOW IT IS HEREBY AGREED as follows:

1. **Waiver of ROFR With Respect to Proposed Transaction**. Upon Execution (as hereinafter defined) and subject to the terms and conditions of this Agreement, Chardan waives the ROFR and consents to the Waiver for one time and only with respect to the Proposed Transaction. For the avoidance of doubt, the ROFR and all other provisions of the Updated Engagement Letter shall remain effective and in full force with respect to all Subject Transactions (as defined in the Updated Engagement Letter) other than the Proposed Transaction.

2. **Execution**. The Execution of this Agreement shall take place on such date as mutually determined by the parties hereto (the "**Execution**"). The Waiver shall become effective upon the Execution of this Agreement.

3. **Consideration.** In consideration for the Waiver, the Company shall engage Chardan as Financial Adviser to Diginex in connection with the Proposed Transaction and Chardan shall be paid a fee equal to the greater of (a) U.S. $750,000.00 or (b) one percent (1.0%) of the gross proceeds received by the Company in the Proposed Transaction.

4. **Chardan's Role as Financial Advisor in Proposed Transaction**. The parties agree and acknowledge that Chardan's role as Diginex's Financial Adviser will be limited to providing high-level advice regarding the transaction strategy based on US market practice and conditions. Chardan's role will not involve any of the following activities, which shall be the sole

responsibilities of other advisors retained or to be retained by Diginex who possess the requisite licenses, authorizations and qualifications in the relevant jurisdictions, which include the UAE and Hong Kong:

(a) any marketing or promotion of the Proposed Transaction;

(b) any provision of advice regarding the merits of investing in Diginex's securities or making any recommendations regarding investment decisions;

(c) any solicitation of, contact with, any communication to, any other interactions with, or diligence of, any potential investors in connection with the Proposed Transaction;

(d) conducting due diligence on Diginex or on any potential investors;

(e) any representation of Diginex before any regulatory authorities, including the Securities and Commodities Authority of the UAE or the Abu Dhabi Securities Exchange;

(f) preparing or assisting in the preparation of any offering documents, prospectuses, or listing applications;

(g) any execution services (such as bookbuilding, pricing, allocation, or settlement) or handling or processing of any investor funds or securities, or any other activities to effect any portion of the Proposed Transaction;

(h) any post-closing services related to the Proposed Transaction; or

(i) the conduct of any activity within either the UAE or Hong Kong.

The Company agrees to indemnify and hold harmless each of Chardan and those other persons specified in Exhibit A ("Indemnification and Contribution Provisions") attached to the Prior Engagement Letter and incorporated into the Updated Engagement Letter, pursuant to the terms set forth in such Exhibit A, which is incorporated herein by reference in its entirety, but modified so that:

1. all references to "this Engagement Letter" or words of similar import (such as "herein") in such Exhibit A mean instead this Agreement,
2. all references to "this engagement" or words of similar import in such Exhibit A mean instead Chardan's role in the Proposed Transaction pursuant to Sections 3 ("Consideration") and Sections 4 ("Chardan's Role as Financial Advisor in Proposed Transaction") of this Agreement; and
3. all references to "the Offering" or words of similar import in such Exhibit A mean instead the Proposed Transaction.

5. **Representation and Warranties of Chardan**. Chardan represents and warrants that it has all necessary power and authority to execute, deliver and perform this Agreement. This Agreement has been duly authorized, executed and delivered by Chardan and constitutes a valid and binding obligation of Chardan and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Chardan does not and will not violate any provision of any law, regulation or order, or conflict with or result in the breach of, or constitute a default under, any material agreement or instrument to which Chardan is a party or by which Chardan may be bound or affected.

6. **Representation and Warranties of the Company**. The Company represents and warrants that it has all necessary power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by the Company does not and will not violate any provision of any law, regulation or order, or result in the breach of, or constitute a default under, any material agreement or instrument to which Company is a party or by which Company may be bound or affected.

7. **Entire Agreement**. This Agreement constitutes the complete understanding between the parties hereto with respect to the subject matter hereof, and no alteration, amendment or modification of any of the terms and provisions hereof shall be valid unless made pursuant to an instrument in writing signed by each party. This Agreement supersedes and terminates any and all prior agreements or understandings between the parties regarding the subject matter hereof.

8. **Fees and Costs**. Chardan and the Company shall each bear their own fees and costs incurred in connection with this Agreement.

9. **Binding Effect**. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, executors, successors and assigns.

10. **Governing Law**. This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of New York.

11. **Survival of Representations and Warranties**. All representations and warranties made by Chardan and the Company shall survive the Execution.

12. **Jurisdiction and Venue**. Any claim or controversy arising out of or relating to the interpretation, application or enforcement of any provision of this Agreement, shall be submitted for resolution to a court of competent jurisdiction in New York. The parties hereby consent to personal jurisdiction of each State of New York and United States Federal court sitting in the State of New York.

13. **Construction and Severability**. In the event any provision in this Agreement shall, for any reason, be held to be invalid or unenforceable, this Agreement shall be construed as though it did not contain such invalid or unenforceable provision, and the rights and obligations of the parties hereto shall continue in full force and effect and shall be construed and enforced in accordance with the remaining provisions hereof.

14. **Counterparts**. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. **Paragraph Headings**. The paragraph headings contained in this Agreement are for convenience only and shall not affect in any manner the meaning or interpretation of this Agreement.

16. **Rule of Construction Relating to Ambiguities**. All parties to this Agreement acknowledge that they have each carefully read and reviewed this Agreement with their respective counsel and/or other representative, and therefore, agree that the rule of construction that ambiguities shall be construed against the drafter of the document shall not be applicable.

17. **Time of Essence**. Time shall be of the essence of this Agreement.

[*Signature Page Follows*]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CHARDAN CAPITAL MARKETS, LLC

DocuSigned by:

By:____________________________________
49D4B77223D34D0...

Name: George Kaufman
Title: Head of Investment Banking

DIGINEX LIMITED

Signed by:
Miles Pelham

By: ___________________________________
D043441F019F48D...

Name: Miles Pelham
Title: Chairman

Signature Page to Waiver of ROFR with respect to the Proposed Transaction